EXHIBIT 11

                                 Statement re computation of per share earnings




                                                                                      Years ended April 30,
                                                                                ----------------------------------
                                                                                  1996                     1997
                                                                                --------               -----------
Weighted average number of common shares outstanding                           1,980,125                 2,327,084
Common Stock equivalents considered outstanding all periods in
accordance with SAB #83(1)                                                        38,349                        -
                                                                               ---------               -----------
                  Total                                                        2,018,474                 2,327,084
                                                                               =========               ===========
Net earnings (loss)                                                              197,965                (4,132,722)
                                                                               =========               ===========
Net earnings (loss) per common share                                                 .10                     (1.78)
                                                                               =========               ===========




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(1) Calculated using the treasury stock method.


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